EXHIBIT 99.1
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       MAGNUS INTERNATIONAL RESEOURCES INC. SIGNS FORMAL COOPERATIVE JOINT
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               VENTURE CONTRACT WITH GEOLOGICAL TEAM 209 IN CHINA
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July 22, 2004 - Magnus  International  Resources Inc.  ("Magnus")  (NASD OTC-BB:
"MGNU") is pleased to announce that on July 6, 2004, it has signed a formal cooperative joint venture contract with China Yunnan Province Nuclear Industry Brigade 209 ("Team 209") to form a new co-operative joint venture company, Long Teng Mining Ltd., a Chinese corporation, to carry out minerals exploration and development in an 83.29 square kilometre area of Huidong County in Sichuan Province, China. The property is located across the Jinsha Jiang River to the immediate northwest of Southwestern Resources' Boka gold project in Yunnan Province. The operations of the joint venture company will be managed under the control of Magnus. Magnus is to contribute US$5,000,000 as an equity investment into the joint venture company and Team 209 is responsible for transferring certain gold and copper exploration permits on the Property to the joint venture company. Upon the capital contribution by Magnus and the transfer of the exploration permits by Team 209, Magnus will own 90% and Team 209 will own 10% of the joint venture company. With respect to the US$5,000,000 equity investment into the joint venture company by Magnus, Magnus is required to contribute not less than US$460,000 within three months after the issuance of the joint venture company business license; US$1,000,000 within twenty four (24) months after the issuance of the joint venture company business license; US$1,550,000 within thirty-six (36) months after the issuance of the joint venture company business license; and based on the results of the exploration by the joint venture company, if required, an additional US$1,990,000 within forty-eight (48) months after the issuance of the joint venture company business license. In addition, Magnus is required to provide Team 209 with the equivalent of US$500,000 shares of common stock of Magnus within 30 days after the issuance of the joint venture company business license. The capital contribution by Magnus is subject to certain conditions precedent being satisfied. If further funding is required for carrying out more exploration and development activities, Magnus will be responsible for providing such funding, however, Team 209 will remain a 10% owner of the joint venture company.


Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of gold, copper, and silver properties, focusing on China.


For further  information  please contact Investor Relations at (604) 694-1432 or
(888) 888-1494.




THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS MAGNUS' ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.